Exhibit 10.18.2

Old Dominion Freight Line, Inc.
Non-Executive Director Compensation Structure
Effective Date - July 31, 2006

	Board of Directors	Audit Committee	Compensation Committee	Governance and Nomination Committee
Annual Retainer, Chair	N/A	$10,000	$7,500	$7,500
Annual Retainer, Member	$27,500	$5,000	$3,000	$3,000
Meeting Fee *	$1,500	$1,500	$1,500	$1,500

* Compensation is not paid for telephonic meetings.